Exhibit No. 16.1
Eight Dragons Company
File No.  000-28453
Form 10-K
Report date: February 5, 2013

Letterhead of S. W. Hatfield, CPA

February 5, 2013

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On February 5, 2013, this Firm received the final draft copy of an Annual Report on Form 10-K to be filed by Eight Dragons Company (SEC File #000-28453, CIK #1100778) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 10-K,  Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas